UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  January 11, 2010

PLY GEM HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-114041	20-0645710
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

5020 Weston Parkway, Suite 400
Cary, North Carolina  27513
(Address of principal executive offices)

(919) 677-3900
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On January 11, 2010, Ply Gem Industries, Inc. (“Ply Gem Industries”), a wholly-owned subsidiary of Ply Gem Holdings, Inc. (the “Company”), completed its previously announced offering of $150.0 million aggregate principal amount of 13.125% Senior Subordinated Notes due 2014 (the “Notes”).  Ply Gem Industries intends to use the proceeds of the offering to redeem approximately $141.2 million aggregate principal amount of its 9% Senior Subordinated Notes due 2012 (the “9% Notes”) and to pay certain related costs and expenses.

In connection with the issuance of the Notes, Ply Gem Industries, the Company and each of the direct and indirect domestic subsidiaries of Ply Gem Industries (collectively with the Company, the “Guarantors”) entered into (i) an Indenture, dated as of January 11, 2010 (the “Indenture”), among Ply Gem Industries, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”) and (ii) a Registration Rights Agreement, dated as of January 11, 2010 (the “Registration Rights Agreement”), among Ply Gem Industries, the Guarantors and the Initial Purchasers named therein (the “Initial Purchasers”).

U.S. Bank National Association also serves as trustee in respect of the 9% Notes and Ply Gem Industries’ 11.75% Senior Secured Notes due 2013 (the “Senior Secured Notes”).

In the ordinary course of their business, the Initial Purchasers and certain of their affiliates have in the past and may in the future engage in investment and commercial banking or other transactions of a financial nature with the Company or its affiliates, including CI Capital Partners LLC, including the provision of certain advisory services and the making of loans to the Company and its affiliates. In particular, certain affiliates of the Initial Purchasers are agents and/or lenders under Ply Gem Industries’ existing senior credit facilities (the “ABL Facility”).  In addition, one of the Initial Purchasers acted as dealer manager in connection with Ply Gem Industries’ exchange offer for the 9% Notes which expired on December 17, 2009.  Furthermore, the Initial Purchasers and certain of their affiliates may from time to time hold long or short positions in securities of the Company and/or its affiliates, including the 9% Notes.

Maturity Date and Interest Rate

The Notes will mature on July 15, 2014.  Interest on the Notes will accrue at 13.125% per annum and will be payable on January 15 and July 15 of each year, commencing on July 15, 2010.  The Notes were priced at 97.139% of the principal amount, representing a yield to maturity of 14.0%.

Rankings and Guarantees

The Notes will be unsecured and will be subordinated in right of payment to all of Ply Gem Industries’ existing and future senior debt, including borrowings under the ABL Facility and the Senior Secured Notes.  The Notes will be structurally subordinated to all indebtedness and other liabilities (including trade payables) of Ply Gem Industries’ subsidiaries that are not guarantors of the Notes.

The Notes will initially be jointly and severally, irrevocably and unconditionally guaranteed on a senior subordinated basis, subject to certain limitations, by the Company and all of Ply Gem Industries’ subsidiaries located in the United States (other than Unrestricted Securities as such term is defined in the Indenture).  The guarantees will be general unsecured obligations of the guarantors and will be subordinated in right of payment to all existing and future senior debt of the guarantors, which includes their guarantees under the ABL Facility and the Senior Secured Notes.

Optional Redemption

Prior to January 15, 2012, Ply Gem Industries may redeem up to 40% of the aggregate principal amount of the Notes with the net cash proceeds from certain equity offerings at a redemption price equal to 113.125% of the aggregate principal amount of the Notes, plus accrued and unpaid interest, if any, provided that at least 60% of the original aggregate principal amount of the Notes remains outstanding after the redemption.  On or after January 15, 2012, and prior to January 15, 2013, Ply Gem Industries may redeem up to 100% of the aggregate principal amount of the Notes with the net cash proceeds from certain equity offerings at a redemption price equal to 103% of the aggregate principal amount of the Notes, plus accrued and unpaid interest, if any.  On or after January 15, 2013, Ply Gem Industries may redeem up to 100% of the aggregate principal amount of the Notes with the net cash proceeds from certain equity offerings at a redemption price equal to 100% of the aggregate principal amount of the Notes, plus accrued and unpaid interest, if any.

At any time on or after January 15, 2012, Ply Gem Industries may redeem the Notes, in whole or in part, at the redemption prices listed in the Indenture.

Change of Control

Upon the occurrence of specified change of control events, Ply Gem Industries may be required to offer to purchase the Notes at a purchase price equal to 101% of the aggregate principal amount, plus accrued and unpaid interest, if any.

Following any such offer to purchase, under certain circumstances, prior to January 15, 2012, Ply Gem Industries may redeem all, but not less than all, of the Notes not tendered in such offer at a price equal to 101% of the principal amount, plus accrued and unpaid interest.

In addition, if Ply Gem Industries experiences a change of control prior to January 15, 2012, it may redeem all, but not less than all, of the Notes at a redemption price equal to 100% of the principal amount plus a “make-whole” premium.

Certain Covenants

The Indenture contains certain customary covenants that, subject to significant exceptions, limit the ability of Ply Gem Industries and its restricted subsidiaries to, among other things, incur additional indebtedness, pay dividends or make other distributions or repurchase or redeem their stock or make restricted payments in respect of subordinated indebtedness, make investments, sell assets, incur certain liens, enter into agreements restricting their subsidiaries’ ability to pay dividends, issue senior subordinated indebtedness, enter into transactions with affiliates, and consolidate, merge or sell all or substantially all of their assets.  These covenants generally do not restrict the Company or any of its subsidiaries that are not Ply Gem Industries’ subsidiaries.

Events of Default

The Indenture contains events of default, customary for transactions of this type, including, but not limited to, payment defaults, covenant defaults, cross-acceleration and payment defaults to certain indebtedness, certain events of bankruptcy, material judgments and failure of guarantees by certain Guarantors to be in full force and effect.  If an event of default, other than a bankruptcy default, occurs and is continuing with respect to Ply Gem Industries, the principal amount of the Notes, plus accrued and unpaid interest, if any, may be declared immediately due and payable.

Registration Rights; Additional Interest

Under the Registration Rights Agreement, Ply Gem Industries and the Guarantors agreed to:

•
file a registration statement within 180 days after the issue date of the Notes enabling holders to exchange the Notes for registered Notes with terms substantially identical to the terms of the Notes;

•	use their commercially reasonable efforts to cause the registration statement to become effective under the Securities Act within 240 days after the issue date of the Notes;

•	use their commercially reasonable efforts to complete the exchange offer within 280 days after the issue date of the Notes; and

•
use their commercially reasonable efforts to file a shelf registration statement for the resale of the Notes if they cannot complete an exchange offer within those time periods listed above and in certain other circumstances.

Ply Gem Industries will be required to pay additional interest (“Additional Interest”) on the Notes that are transfer restricted securities if it fails to comply with certain of its obligations under the Registration Rights Agreement within the specified time periods.  In addition, Ply Gem Industries and the Guarantors have agreed to indemnify the Initial Purchasers against certain liabilities on customary terms.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See discussion under Item 1.01 above, which discussion is incorporated by reference herein.

Item 8.01	Other Events.

On January 11, 2010, a notice of redemption for the 9% Notes was sent to the holders of such notes.  The 9% Notes will be redeemed on February 16, 2010 at a redemption price of 100% of the principal amount thereof plus accrued interest.  As previously disclosed, following a series of transactions, the Company expects that approximately $218.8 million aggregate principal amount of the 9% Notes currently held by the indirect parent company of the Company will be contributed to Ply Gem Industries as a capital contribution for no consideration and cancelled prior to February 16, 2010.  The regular interest payment on the 9% Notes payable on February 15, 2010 will be paid to holders of record on February 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

PLY GEM HOLDINGS, INC.

By:	/s/ Shawn K. Poe
Name:	Shawn K. Poe
Title:	Vice President, Chief Financial Officer

Dated:  January 11, 2010